As filed with the Securities and Exchange Commission on March 15, 2022.

File No. 000-56394

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

Magallanes, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0943087
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

One AT&T Plaza 208 South Akard Street Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

(210) 821-4105 (Registrant’s telephone number, including area code)

Securities to be Registered Pursuant to Section 12(b) of the Act:

None

Securities to be Registered Pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered

Common Stock, par value $0.01 per share

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

MAGALLANES, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM 10

AND THE ATTACHED INFORMATION STATEMENT.

This Registration Statement on Form 10 of Magallanes, Inc., a Delaware corporation (the “Registrant” or “Spinco”), incorporates by reference information contained in (a) the information statement of Spinco filed as Exhibit 99.1 hereto (the “Information Statement”), (b) the Annual Report on Form 10-K of Discovery, Inc. (“Discovery”) for the fiscal year ended December 31, 2021 filed as Exhibit 99.2 hereto (the “Discovery Form 10-K”), and (c) the definitive proxy statement on Schedule 14A of Discovery for its 2022 annual meeting of stockholders filed as Exhibit 99.3 hereto (the “Discovery Proxy Statement”), which includes the information referenced in Part III of the Form 10-K filed as Exhibit 99.2 hereto. None of the information contained in the Information Statement, the Discovery Form 10-K, or the Discovery Proxy Statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1. Business

The information required by this item is contained under the sections “Summary—Parties to the Transactions,” “Information about Discovery,” “Information about the WarnerMedia Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the WarnerMedia Business” of the Information Statement, Part I—Item 1 of the Discovery Form 10-K, and Part II—Item 7 of the Discovery Form 10-K. Those sections are incorporated herein by reference.

Item 1A. Risk Factors

The information required by this item is contained under the section “Risk Factors” of the Information Statement and Part I—Item 1A of the Discovery Form 10-K. Those sections are incorporated herein by reference.

Item 2. Financial Information

The information required by this item is contained under the sections “Summary Historical Consolidated Financial Information of Discovery,” “Summary Historical Combined Financial Information of the WarnerMedia Business,” “Summary Unaudited Pro Forma Condensed Combined Financial Information of Discovery and the WarnerMedia Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the WarnerMedia Business,” “Unaudited Pro Forma Condensed Combined Financial Statements of Discovery and the WarnerMedia Business” and “Debt Financing” of the Information Statement and Part II—Items 7 and 7A of the Discovery Form 10-K. Those sections are incorporated herein by reference.

Item 3. Properties

The information required by this item is contained under the section “Information about the WarnerMedia Business” of the Information Statement and Part I—Item 2 of the Discovery Form 10-K. Those sections are incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained under the sections “Certain Beneficial Owners of Discovery Capital Stock” and “Certain Beneficial Owners of WBD Common Stock” of the Information Statement. Those sections are incorporated herein by reference.

Item 5. Directors and Executive Officers

The information required by this item is contained under the sections “Summary—Board of Directors and Management of WBD Following the Transactions” and “The Transactions—Board of Directors and

Management of WBD Following the Transactions” of the Information Statement and the “Proposal 1: Election of Directors” section of the Discovery Proxy Statement. Those sections are incorporated herein by reference.

Item 6. Executive Compensation

The information required by this item is contained under the section “The Transactions—Interests of Discovery’s Directors and Executive Officers in the Transactions” of the Information Statement and under the sections “Corporate Governance” and “Executive Compensation” of the Discovery Proxy Statement. Those sections are incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions

The information required by this item is contained under the sections “Certain Relationships and Related Party Transactions” and “The Transactions—Interests of Discovery’s Directors and Executive Officers in the Transactions” of the Information Statement and the sections “Corporate Governance—Transactions with Related Persons” and “Corporate Governance—Director Independence” of the Discovery Proxy Statement. Those sections are incorporated herein by reference.

Item 8. Legal Proceedings

The information required by this item is contained under the sections “Information about the WarnerMedia Business—Legal Proceedings,” “Summary—Litigation Related to the Transactions” and “The Transactions—Litigation Related to the Transactions” of the Information Statement and Part I—Item 3 of the Discovery Form 10-K. Those sections are incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information required by this item is contained under the sections “Summary Historical and Pro Forma Financial Information—Summary Historical Market Price” and “Description of Capital Stock of Discovery and WBD,” “Comparison of Stockholders’ Rights” of the Information Statement, and Part II—Item 5 of the Discovery Form 10-K and the section “Securities Authorized for Issuance Under Equity Compensation Plans” of the Discovery Proxy Statement. Those sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities

On May 14, 2021 Spinco issued 1,000 shares of its common stock to AT&T Inc. pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Spinco did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Item 11. Description of Registrant’s Securities to be Registered

The information required by this item is contained under the sections “Description of Capital Stock of Discovery and WBD,” “Description of Capital Stock of Spinco” and “Comparison of Stockholders’ Rights” of the Information Statement. Those sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers

The information required by this item is contained under the sections “Description of Capital Stock of Discovery and WBD—Limitation of Liability and Indemnification of Officers and Directors” of the Information Statement. That section is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data

The information required by this item is contained under the section “Index to Combined Financial Statements of the WarnerMedia Business” and the financial statements referenced therein beginning on page F-1 of the Information Statement and Part II—Item 8 of the Discovery Form 10-K. Those sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statements and Exhibits.

The information required by this item is contained under the section “Index to Combined Financial Statements of the WarnerMedia Business” and the financial statements referenced therein beginning on page F-1 of the Information Statement and Part II—Item 8 of the Discovery Form 10-K. Those sections are incorporated herein by reference.

(b) Exhibits.

The following documents are filed as exhibits hereto:

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of May 17, 2021, by and among AT&T Inc., Magallanes, Inc., Discovery, Inc. and Drake Subsidiary, Inc. (attached as Annex A to the Information Statement which forms part of this registration statement).†

2.1.1	Letter Agreement, dated as of July 1, 2021, by and between AT&T Inc. and Discovery, Inc. (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q of Discovery, Inc. for the quarterly period ended September 30, 2021).

2.1.2	Letter Agreement, dated as of July 7, 2021, by and between AT&T Inc. and Discovery, Inc. (incorporated by reference to Exhibit 2.2 to the Quarterly Report on Form 10-Q of Discovery, Inc. for the quarterly period ended September 30, 2021).

2.1.3	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 18, 2021, by and among AT&T Inc., Magallanes, Inc., Discovery, Inc. and Drake Subsidiary, Inc.**

2.2	Separation and Distribution Agreement, dated as of May 17, 2021, by and among AT&T Inc., Magallanes, Inc. and Discovery, Inc. (attached as Annex B to the Information Statement which forms part of this registration statement).†

2.3	Voting Agreement, dated as of May 17, 2021, by and among Discovery, Inc., AT&T Inc., Magallanes, Inc., John C. Malone, John C. Malone 1995 Revocable Trust, Malone Discovery 2021 Charitable Remainder Unitrust and Malone CHUB 2017 Charitable Remainder Unitrust (attached as Annex C to the Information Statement which forms part of this registration statement).

2.4	Voting Agreement, dated as of May 17, 2021, by and among Discovery, Inc., AT&T Inc., Magallanes, Inc., Advance/Newhouse Programming Partnership and Advance/Newhouse Partnership (attached as Annex D to the Information Statement which forms part of this registration statement).

2.5	Consent Agreement, dated as of May 17, 2021, by and among Discovery, Inc., Advance/Newhouse Programming Partnership and Advance/Newhouse Partnership (attached as Annex E to the Information Statement which forms part of this registration statement).

3.1	Certificate of Incorporation of Magallanes, Inc.**

3.2	Bylaws of Magallanes, Inc.**

3.3	Form of Second Restated Certificate of Incorporation of Warner Bros. Discovery, Inc. (attached as Annex F to the Information Statement which forms part of this registration statement).

3.4	Form of Amended and Restated Bylaws of Warner Bros. Discovery, Inc. (attached as Annex G to the Information Statement which forms part of this registration statement).

Exhibit	Description

4.1	Indenture, dated as of March 15, 2022, by and among Magallanes, Inc., AT&T Inc. and U.S. Bank Trust Company, National Association, as Trustee*

21.1	List of Subsidiaries**

99.1	Information Statement of Magallanes, Inc., preliminary and subject to completion, dated March 15, 2022.*

99.2	Annual Report on Form 10-K of Discovery, Inc. for the year ended December 31, 2021 filed with the Securities and Exchange Commission on February 24, 2022, which is incorporated by reference herein. Exhibits to the Annual Report on Form 10-K are not included in Exhibit 99.2.

99.3	Definitive Proxy Statement on Schedule 14A of Discovery, Inc. filed with the Securities and Exchange Commission on March 14, 2022, which is incorporated by reference herein. Exhibits to the Definitive Proxy Statement on Schedule 14A are not included in Exhibit 99.3.

99.4	Form of Notice of Internet Availability*

*	Filed herewith.
**	Previously filed.
†

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Merger Agreement and the Separation Agreement have been omitted. Magallanes, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGALLANES, INC.

By:	/s/ Debra L. Dial
Name:	Debra L. Dial
Title:	Senior Vice President, Controller and Chief Accounting Officer

Dated: March 15, 2022